Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of May 10, 2019, with an effective date of May 16, 2019 (the “Effective Date”), by and between AudioEye, Inc., a Delaware corporation with an address at 5210 East Williams Circle, Suite 750, Tucson, Arizona 85711 (the “Company”), and Sachin Barot, a natural person (“Executive”).

WITNESSETH:

WHEREAS, Executive desires to be employed by the Company as its Chief Financial Officer (the “Position”) and the Company wishes to employ Executive in such capacity;

NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants and agreements of the parties contained in this document, the Company and Executive hereby agree as follows:

1.           Employment and Duties.  The Company agrees to employ and Executive agrees to serve in the Position.  The duties and responsibilities of Executive shall include the duties and responsibilities typical of a Chief Financial Officer of a publicly traded company and such other duties and responsibilities as the Board of Directors of the Company (the “Board”), the Executive Chairman of the Board, or the Chief Executive Officer may from time to time reasonably assign to Executive.

Executive shall devote all of his business time, attention, and energies to the business of the Company, provided that nothing in this Section 1 shall prohibit Executive from (a) serving as a director or trustee of any charitable or educational organization or (b) engaging in additional activities in connection with personal investments and community affairs, as long as these additional activities do not materially interfere, individually or collectively, with the performance of the duties and responsibilities of Executive, and these activities are not inconsistent with Executive’s duties under this Agreement and do not violate the terms of Section 13.

2.           Term.  This Agreement and Executive’s employment shall commence on the Effective Date and shall continue for a period of one (1) year (the “Initial Term”) unless earlier terminated pursuant to Section 11. This Agreement will be automatically renewed for successive additional one (1) year terms (each such term referred to as a “Subsequent Term,” and together with the Initial Term, the “Term”), unless earlier terminated pursuant to Section 11 or either party gives the other written notice of termination of the Agreement at least sixty (60) days before the expiration date (a “Non-Renewal Notice”).  The restrictions in Sections 12 and 13 of this Agreement that apply after employment ends, and the provisions of Sections 8 and 18, shall survive the expiration of the Term and the termination of Executive’s employment.

3.           Place of Employment.  Executive’s job site shall initially be in Tucson, Arizona (for up to three months) and then be in the Atlanta, Georgia metropolitan area (each, a “Job Site”) as more specifically described in Section 15 of this Agreement.  The parties acknowledge, however, that Executive may be required to travel in connection with the performance of his duties hereunder.

4.           Base Salary.  For all services to be rendered by Executive pursuant to this Agreement, the Company agrees to pay Executive during the Term a base salary (the “Base Salary”) at an annual rate of $350,000.  The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices. The Company shall deduct from Base Salary, and all other payments made to Executive hereunder, all applicable taxes, including income tax, FICA and FUTA, and other required or authorized deductions.

5.           Bonus.  For services to be rendered during the period from the Effective Date through the one-year anniversary of the Effective Date (the “Anniversary Date”), Executive will be paid a bonus of $175,000 (the “2019/2020 Bonus”) within thirty (30) days after the Anniversary Date, unless Executive resigns without Good Reason, or is terminated for Cause based on an act or omission that occurred, before the Anniversary Date. Beginning in 2020, for each year during the Term in which Executive is employed by the Company as of the last day of such year, the Board or the Compensation Committee of the Board (the “Compensation Committee”) may grant to Executive a bonus or bonuses based on overall performance of the Company and Executive (“Bonus”), which will be paid within 30 days after the audited year end financials are approved by the Audit Committee of the Company but in no event later than the end of the year following the year for which the Bonus is awarded; provided, however, for 2020 any discretionary bonus will take into account that the 2019/2020 Bonus provides bonus compensation to Executive for the period January 1, 2020 through the Anniversary Date. With respect to any Bonus (other than the 2019/2020 Bonus), the Compensation Committee, in its sole discretion, shall establish performance targets for the bonus year (based on overall performance of the Company and/or Executive), determine whether any bonuses will be awarded for such bonus year, and determine whether the Company and/or Executive, as applicable, have achieved the targets for that year; and if the Compensation Committee determines both that bonuses will be awarded for a bonus year and that the Company and/or Executive, as applicable, have achieved the targets for that year, then Executive will be awarded a bonus of 50% of Base Salary at target, subject to Executive’s being employed by the Company as of the last day of such year. Beginning in 2020, if Executive is not employed by the Company as of the last day of any full calendar year during the Term as the result of a termination by the Company for a reason other than Executive’s death, Disability or Cause, or a resignation by Executive for Good Reason, then Executive will be eligible to be considered for a pro rata Bonus for such year based on the number of days Executive was employed by the Company during such year (a “Pro Rata Bonus”).

6.           Severance Compensation.  The Company may terminate Executive’s employment by providing written notice of the termination date pursuant to Section 11(f), subject to any additional notice requirements for a termination for “Cause” set forth in Section 11(c).

(a)           Upon termination of Executive’s employment during the Initial Term as the result of a termination by the Company for a reason other than Executive’s death, Disability or Cause, or a resignation by Executive for Good Reason, and with respect to clauses (i), (ii) and (v) subject to Executive’s satisfying the Release conditions described in Section 6(e), Executive shall be entitled to receive and the Company will pay Executive (i) Base Salary through the Anniversary Date; (ii) the 2019/2020 bonus; (iii) reimbursement of reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date; (iv) any accrued but unused vacation time through the termination date in accordance with Company policy; and (v) an amount equal to Executive’s Base Salary as of the date of termination (the “Separation Payment”).

2

(b)           Upon termination of Executive’s employment during a Subsequent Term as the result of a termination by the Company for a reason other than Executive’s death, Disability or Cause, or a resignation by Executive for Good Reason, and with respect to clause (iv) and the Pro Rata Bonus subject to Executive’s satisfying the Release conditions described in Section 6(e), Executive shall be entitled to receive and the Company will pay Executive (i) Base Salary earned through the termination date; (ii) reimbursement of reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, (iii) any accrued but unused vacation time through the termination date in accordance with Company policy, and (iv) the Separation Payment, and Executive will be eligible to be paid a Pro Rata Bonus for such year.

(c)           If Executive’s employment is terminated within twenty four (24) months after his relocation to the Atlanta, Georgia area as the result of a termination by the Company for a reason other than Executive’s death, Disability or Cause, or a resignation by Executive for Good Reason, and subject to Executive’s satisfying the Release conditions described in Section 6(e), then in addition to the Separation Payment, Executive will be paid the gross amount of $10,000 on the Company’s first payroll date following the Release Effective Date (as defined below).

(d)           If Executive’s employment is terminated within twelve (12) months after a Change of Control as the result of a termination by the Company for a reason other than Executive’s death, Disability or Cause, or a resignation by Executive for Good Reason, and subject to Executive’s satisfying the Release conditions described in Section 6(e), then all of Executive’s granted but unvested options, stock or stock units will immediately vest on the Release Effective Date.

(e)           Subject to the condition that Executive executes an agreement releasing the Company and its affiliates from any liability associated with Executive’s employment with the Company in form and terms satisfactory to the Company (the “Release”) and that all time periods imposed by law permitting cancellation or revocation of the Release by Executive shall have passed or expired (the “Release Effective Date”), the Company will pay Executive any amount owed pursuant to Section 6(c), and for a qualifying termination that occurs (i) during the Initial Term, the amounts set forth in clause 6(a)(i) and (v) on the Company’s regular payroll dates starting on the first payroll date following the Release Effective Date (and the payment on such first payroll date will include all payments that were not paid between the last day of employment and such first payroll date), and the 2019/2020 Bonus within thirty (30) days after the Release Effective Date, or (ii) during any Subsequent Term, the Separation Payment in substantially equal installments over the course of the twelve (12) months following the Release Effective Date (the “Separation Period”) in accordance with the customary payroll practices of the Company, and any Pro Rata Bonus will be paid within thirty (30) days after the Release Effective Date,. Notwithstanding the foregoing, if the Release could become effective during the calendar year following the calendar year of the date of termination, then no such payments that constitute “deferred compensation” under Internal Revenue Code Section 409A shall be made earlier than the first day of the calendar year following the calendar year of the date of termination.

3

(f)            Notwithstanding anything herein to the contrary, the compensation and benefits payable to Executive under this Agreement shall be reduced by the amount of any insurance proceeds payable to Executive, as determined by the Company, but only to the extent that such reduction would not cause adverse tax consequences under Section 409A of the Code (as defined below).

7.           Initial Equity Award.  The Company has informed Executive that the AudioEye, Inc. 2019 Incentive Compensation Plan (the “Plan”) will be presented to the stockholders of the Company at a stockholders meeting scheduled for May 10, 2019. The Company agrees that if the Plan is approved by the stockholders at the May 10, 2019 meeting, then the Company will recommend to the Compensation Committee that Executive be awarded 161,800 Restricted Stock Units (“RSUs”); that 80,900 RSUs will vest annually over a three (3) year period from the date the RSUs are awarded, in installments of 26, 967 RSUs (first vesting date), 26,967 RSUs (second vesting date) and 26,966 RSUs (third vesting date), subject to Executive’s continued employment on each vesting date; and 80,900 RSUs shall vest based on the Company’s achievement of performance goals that are approved by the Compensation Committee. RSUs approved by the Compensation Committee will be awarded to Executive subject to Executive’s execution of an award agreement acceptable to the Company.

8.           Clawback Rights.  All amounts paid to Executive by the Company (other than Executive’s Base Salary, any accrued but unused vacation time through the termination date in accordance with Company policy, the 2019/2020 Bonus and reimbursement of expenses pursuant to paragraph 9 hereof) during the Term and any time thereafter and any and all stock based compensation (such as options, stock, stock unit and other equity awards) granted during the Term and any time thereafter (collectively, the “Clawback Benefits”) shall be subject to the Company’s Clawback Rights as described in this Section 8 whether or not Executive is employed by the Company at the time the Company exercises its Clawback Rights. If the Company is required to prepare an accounting restatement of any financial information contained in any publicly issued or filed financial document (“Original Financial Information”) due to the material noncompliance of the Company with any financial reporting requirement under the federal securities laws with respect to such Original Financial Information (which shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or  requirements which were not in effect on the date the financial statements were originally prepared) (a “Restatement”), then the Company shall have the following “Clawback Rights” following a publicly announced Restatement: (a) Executive shall immediately repay or surrender upon written demand by the Company any Clawback Benefits paid to or received by Executive, and any profits realized from the sale of securities of the Company, within the twelve (12) month period immediately following the first public issuance or filing with the U.S. Securities and Exchange Commission (“SEC”) (whichever first occurs) of the Original Financial Information; and (b) Executive shall repay or surrender upon written demand by the Company any Clawback Benefits that were paid or awarded to Executive during the three (3)-year period preceding the date on which the Company is required to prepare a Restatement to the extent that Clawback Benefits amounts that were determined by reference to the financial results reported in the Original Financial Information exceed the Clawback Benefits amounts that would have been paid or awarded based on the financial results in the Restatement, provided, however, if any Clawback Benefit is subject to both clause 8(a) and clause 8(b), then clause 8(a) shall apply. Any written demand by the Company pursuant to clause 8(a) or clause 8(b) shall include the amount of the Clawback Benefits that are subject, respectively, to repayment or surrender. With respect to the Clawback Rights described in clause 8(b), if any excess portion of the Clawback Benefits resulting from restated financial results is not repaid or surrendered by Executive within ninety (90) days of Executive’s receipt of the Company’s written demand, then the Company shall have the right to take any and all action to effectuate such adjustment.

4

The amount of Clawback Benefits to be repaid or surrendered to the Company shall be determined by the Compensation Committee and applicable law, rules and regulations.  With respect to the Clawback Rights described in clause 8(b): Executive shall be permitted to make a presentation or submit documentation, either individually or through an attorney, to the Compensation Committee prior to any final determination by the Compensation Committee; and if Executive, or his attorney, appears before or submits documentation to the Compensation Committee, then at least a majority vote of the Compensation Committee is required for any determination that Clawback Benefits are due from Executive. All determinations by the Compensation Committee with respect to the Clawback Rights described in clauses 8(a) and 8(b)shall be final and binding on the Company and Executive.  The parties acknowledge it is their intention that the foregoing Clawback Rights as they relate to Restatements conform in all respects to applicable provisions of Section 304 of the Sarbanes Oxley Act (“Sarbanes Oxley Act”) and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd Frank Act”) and require recovery of bonus or other incentive-based or equity-based compensation pursuant to the Sarbanes Oxley Act and/or incentive-based compensation pursuant to the provisions of the Dodd Frank Act, and any and all rules and regulations promulgated thereunder from time to time in effect.  Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd Frank Act and such  rules and regulation as hereafter may be adopted and in effect.

9.           Expenses.  Executive shall be entitled to prompt reimbursement by the Company for all reasonable ordinary and necessary travel, entertainment, and other expenses incurred by Executive while employed (in accordance with the policies and procedures established by the Company for its senior executive officers) in the performance of his duties and responsibilities under this Agreement; provided, that Executive shall properly account for such expenses in accordance with Company policies and procedures.

10.         Other Benefits; Vacation.  During the Term, Executive shall be eligible to participate in incentive, stock purchase, savings, retirement (401(k)), and welfare benefit plans, including, without limitation, health, medical, dental, vision, life (including accidental death and dismemberment) and disability insurance plans to the extent provided by the Company generally to its employees (collectively, “Benefit Plans”), in substantially the same manner and at substantially the same levels as the Company makes such opportunities available to the Company’s managerial or salaried executive employees.  During the Term, Executive shall be entitled to accrue, on a pro rata basis, twenty (20) paid vacation days per year, which if not taken will accrue and be carried forward. Vacation shall be taken at such times as are mutually convenient to Executive and the Company and no more than twenty (20) consecutive days shall be taken at any one time without the advance written approval of the Executive Chairman or Chief Executive Officer.

5

11.         Termination of Employment.

(a)           Death.  If Executive dies during the Term, this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay to Executive’s heirs, administrators or executors any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and any accrued but unused vacation time through the termination date in accordance with Company policy.

(b)           Disability.  In the event that, during the Term Executive shall be prevented from performing his duties and responsibilities hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Executive’s employment with the Company shall automatically terminate and the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits accruing thereafter, except for the obligation to pay Executive or his heirs, administrators or executors any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and any accrued but unused vacation time through the termination date in accordance with Company policy.  For purposes of this Agreement, “Disability” shall mean a physical or mental disability that prevents the performance by Executive, even with a reasonable accommodation, of his duties and responsibilities hereunder for a total of sixty five (65) business days during any twelve (12) consecutive months.

(c)           Cause.

(1)           At any time during the Term, the Company may terminate this Agreement and Executive’s employment hereunder for Cause. For purposes of this Agreement, “Cause” shall consist of a termination due to the following, as specified in the written notice of termination pursuant to Section 11(f) (and in each case Executive fails to cure within thirty (30) days of delivery of such notice, except as to clauses (E) or (F), which shall not be subject to cure): (A) Executive’s failure to substantially perform the fundamental duties and responsibilities associated with Executive’s position for any reason other than a physical or mental disability, including Executive’s failure or refusal to carry out reasonable instructions; (B) Executive’s material breach of any material written Company policy; (C) Executive’s gross misconduct in the performance of Executive’s duties for the Company; (D) Executive’s material breach of the terms of this Agreement; (E) being arrested or charged with any fraudulent or felony criminal offense or any other criminal offense which reflects adversely on the Company or reflects conduct or character that the Board reasonably concludes is inconsistent with continued employment; or (F) any criminal conduct that is a “statutory disqualifying event” (as defined under federal securities laws, rules and regulations).

6

(2)           Prior to any termination for Cause, and subsequent to any applicable thirty (30) day period of time within which Executive may be permitted to cure, Executive will be given five (5) business days written notice specifying the alleged Cause event and will be entitled to appear (with counsel) before the full Board to present information regarding his views on the Cause event. If Executive appears before the Board, then at least a majority vote of the full Board is required to terminate him for Cause; if Executive fails to make a written request for an appearance before the Board within (5) business days after delivery of written notice, then the termination for Cause will be effective at the end of that five day period.  After providing the foregoing notice, the Board may suspend Executive with full pay and benefits until a final determination pursuant to this Section 11(c) has been made or is effective.

(3)           Upon termination of this Agreement for Cause, the Company shall have no further obligations or liability to Executive or his heirs, administrators or executors with respect to compensation and benefits thereafter, except for the obligation to pay Executive any earned but unpaid Base Salary, reimbursement of any and all reasonable expenses paid or incurred by Executive in connection with and related to the performance of his duties and responsibilities for the Company during the period ending on the termination date, and any accrued but unused vacation time through the termination date in accordance with Company policy.

(d)           Good Reason.

(1)           At any time during the Term, subject to the conditions set forth in Section 11(d)(2) below, Executive may terminate this Agreement and Executive’s employment with the Company for “Good Reason.”. For purposes of this Agreement, “Good Reason” shall mean any of the following actions taken by the Company or a successor corporation or entity without Executive’s consent: (A) material reduction of Executive’s base compensation; (B) material reduction in Executive’s title, authority, duties or responsibilities; (C) failure or refusal of a successor to the Company to materially assume the Company’s obligations under this Agreement in the event of a Change of Control as defined in Section 11(e)(ii); (D) relocation of Executive’s Job Site that results in an increase in Executive’s one-way driving distance by more than fifty (50) miles from Executive’s then-current principal residence; or (E) any other material breach by the Company of this Agreement.

7

(2)           Notwithstanding any provision of Section 11(d) to the contrary, Executive shall not be entitled to terminate this Agreement and Executive’s employment with the Company for Good Reason unless and until Executive shall have delivered written notice to the Company within ninety (90) days of the date upon which the facts giving rise to Good Reason occurred of his intention to terminate this Agreement and his employment with the Company for Good Reason, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such termination for Good Reason; the Company shall not have eliminated the circumstances constituting Good Reason within thirty (30) days of its receipt from Executive of such written notice; and Executive, in fact, terminates this Agreement and his employment with the Company for Good Reason within 120 days following the initial existence of the event triggering Good Reason.

(3)          The payments that the Company will make to Executive (or, following his death, to Executive’s heirs, administrators or executors) in the event that Executive terminates this Agreement and his employment with the Company for Good Reason, or the Company terminates this Agreement and Executive’s employment with the Company for a reason other than Cause, death or Disability, are described in Section 6.

(e)           Change of Control.  For purposes of this Agreement, “Change of Control” shall mean the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 80% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of Company common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this Agreement: (A) any acquisitions of Company common stock or securities convertible, exercisable or exchangeable into Company common stock directly from the Company, or (B) any acquisition of Company common stock or securities convertible, exercisable or exchangeable into Company common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

(f)            Any termination of Executive’s employment by the Company or by Executive (other than termination by reason of Executive’s death) shall be communicated by written Notice of Termination to the other party of this Agreement. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and for a termination for Cause, Disability or for Good Reason shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated, provided, however, failure to provide timely notification shall not affect the employment status of Executive.

8

(g)           In the event of a termination of Executive’s employment with the Company for any reason, (i) Executive agrees not to disparage the Company or its Board members, officers or other senior management employees, or say or do anything that will adversely impact the Company’s business practices or the reputation of the Company or its Board members, officers or management employees, and (ii) the Company agrees that its Board members, officers and other senior management employees will not disparage Executive, or say or do anything that will adversely impact Executive’s reputation. Notwithstanding the foregoing, this Section 11(g) does not apply to Executive, the Company, or its Board members, officers or other senior management employees, in (a) filing any pleading, or providing truthful oral or written testimony, in any administrative, arbitration or judicial proceeding, (b) providing information pursuant to subpoena, court order, or similar legal process, (c) reporting violations of any law or regulation, or otherwise providing truthful information, to any government or regulatory agencies, or in any document required to be filed with the SEC, or (d) otherwise engaging in whistleblower activity protected by the Securities Exchange Act of 1934, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or any rules or regulations issued thereunder, including, without limitation, SEC Rule 21F-17.

12.         Confidential Information.

(a)           Disclosure of Confidential Information. Executive recognizes, acknowledges and agrees that he or she has had and will continue to have access to secret and confidential information regarding the Company, its subsidiaries and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Executive.  Executive acknowledges that such information is of great value to the Company, is the sole property of the Company, and has been and will be acquired by him in confidence.  In consideration of the obligations undertaken by the Company herein, Executive will not, at any time, during or after his employment hereunder, reveal, divulge or make known to any person, any information acquired by Executive during the course of his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of Executive’s employment hereunder for a period of three (3) years. Information will not be deemed to be Confidential Information if: (i) the information was in Executive’s possession or within Executive’s knowledge before the Company disclosed it to Executive; (ii) the information was or became generally known to those who could take economic advantage of it; (iii) Executive obtained the information from a third party that was not known by Executive to be bound by a confidentiality agreement or other obligation of confidentiality to the Company or any other party with respect to such information; or (iv) Executive is required to disclose the information pursuant to legal process (e.g. a subpoena), provided that Executive notifies the Company promptly upon receiving or becoming aware of such legal process.

9

(b)           Executive affirms that he or she will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

(c)           In the event that Executive’s employment with the Company terminates for any reason, Executive shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Executive shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he or she reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

(d)           Notwithstanding any provision of this Agreement to the contrary, under 18 U.S.C. §1833(b), “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement or any other Company policy is intended to conflict with this statutory protection, and no Company director, officer, or member of management has the authority to impose any rule to the contrary.

13.         Non-Competition and Non-Solicitation.

(a)           Executive agrees and acknowledges that the non-competition restrictions set forth herein are reasonable and necessary to protect the Company’s legitimate proprietary interests and do not impose undue hardship or burdens on Executive. Executive also acknowledges that the technology, software and related products and services developed or provided by the Company and its affiliates relating to ADA-related and other digital accessibility compliance requirements and enhancements (the “Business”) are or are intended to be sold, provided, licensed and/or distributed to customers and clients primarily in and throughout the United States (the “Territory”) (to the extent the Company comes to operate, either directly or through the engagement of a distributor or joint or co-venturer, or sell a significant amount of its products and services to customers located, in areas other than the United States during the Term, the definition of Territory shall be automatically expanded to cover such other areas in which the Company did business at any time during the last year of Employee’s employment with the Company). If that geographical scope of the Territory is deemed by a court of competent jurisdiction to be overly broad, then the Territory extends to the United States, Guam and Puerto Rico; or if that geographical scope is deemed by a court to be overly broad, then the Territory extends to the United States; or if that geographical scope is deemed by a court of competent jurisdiction to be overly broad, then the Territory extends to Pima County, Arizona and Maricopa County, Arizona. Executive further acknowledges and agrees that the Territory, scope of prohibited competition with the Business, and time duration set forth in the non-competition restrictions set forth below are reasonable and necessary to maintain the value of the Confidential Information of, and to protect the goodwill and other legitimate business interests of, the Company, its affiliates and/or its clients or customers.  The provisions of this Section 13 shall survive the termination of Executive’s employment hereunder.

10

(b)           Executive hereby agrees and covenants that he or she shall not without the prior written consent of the Company, directly or indirectly, in any capacity whatsoever, including, without limitation, as an employee, employer, consultant, principal, partner, shareholder, officer, director or any other individual or representative capacity (other than (i) as a holder of less than ten (10%) percent of the outstanding securities of a Company whose shares are traded on any national securities exchange or (ii) as a limited partner, passive minority interest holder in a venture capital fund, private equity fund or similar investment entity which holds or may hold an equity or debt position in portfolio companies that are competitive with the Company’s Business; provided however, that Executive shall be precluded from serving as an operating partner, general partner, manager or governing board designee with respect to such portfolio companies), or whether on Executive’s own behalf or on behalf of any other person or entity or otherwise howsoever, during the Term and the Separation Period and thereafter to the extent described below, within the Territory:

(1)           Engage, own, manage, operate, control, be employed by, consult for, participate in, or be connected in any manner with the ownership, management, operation or control of any business in competition with the Business of the Company;

(2)           Recruit, solicit or hire, or attempt to recruit, solicit or hire-, any current or former employee, or independent contractor of the Company who was employed by or contracted with the Company any time during the final year of Executive’s employment with the Company, to leave the employment (or independent contractor relationship) thereof, whether or not any such employee or independent contractor is party to an employment agreement, for the purpose of competing with the Business of the Company;

(3)           Attempt in any manner to solicit or accept from any customer of the Company, with whom Executive had significant contact with or knowledge of during Executive’s employment by the Company (whether under this Agreement or otherwise), business of the kind or competitive with the Company’s Business with such customer or to persuade or attempt to persuade any such customer to cease to do business or to reduce the amount of business which such customer has customarily done or might do with the Company, or if any such customer elects to move its business to a person other than the Company, provide any services of the kind or competitive with the Business of the Company for such customer, or have any discussions regarding any such service with such customer, on behalf of such other person; or

(4)           Interfere with the Company’s Business or with any relationship, contractual or otherwise, between the Company and any other party, including, without limitation, any employee, customer, supplier, distributor, co-venturer or joint venturer of the Company, for the purpose of soliciting such other party to discontinue or reduce its business with the Company.

11

With respect to the activities described in Paragraphs (1), (2), (3) and (4) above, the restrictions of this Section 13(b) shall apply when Executive is employed by the Company and until one (1) year following the termination of Executive’s employment with the Company (including upon expiration of this Agreement); provided, however, that if this Agreement or Executive’s employment is terminated by Executive for Good Reason or by the Company without Cause, then the restrictions of this Section 13(b) shall terminate concurrently with the termination and shall be of no further effect.  In the event that any provision of this Section 13 is determined by a court of competent jurisdiction to be unenforceable, such provision shall not render the entire Section unenforceable but, to the extent possible, the court may appropriately blue pencil the Section to render such provision enforceable.

14.         Inventions.  All systems, inventions, discoveries, apparatus, techniques, methods, know-how, formulae or improvements made, developed or conceived by Executive during Executive’s employment by the Company that (i) are directly relevant to the Company’s business as then constituted, (ii) are developed as a part of the tasks and assignments that are the duties and responsibilities of Executive, and (iii) were created using substantially the Company’s resources, such as time, materials and space, shall be and continue to remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Executive, and upon the conception of any and every such invention, process, discovery or improvement and without waiting to perfect or complete it, Executive promises and agrees that Executive will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Executive will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require, but at the Company’s expense to obtain patents, trademarks or copyrights in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses (except as provided in Section 9 or otherwise) and without any additional compensation of any kind to Executive.

15.         Relocation Package

(a)           Arizona. It is understood that Executive will spend up to the first three (3) months of employment with the Company at its current location in the State of Arizona (the “Arizona Location”). The Company will provide the following relocation package with respect to the time Executive is employed at the Arizona Location:

(1)           In advance of the Executive beginning working out of the Arizona Location, the Company shall pay for the Executive to fly to the Arizona Location and shall pay for a hotel for the Executive for a period not exceeding three (3) nights to allow for the Executive to locate suitable living arrangements for the period of time Executive is employed at the Arizona Location;

12

(2)           The Company shall pay, or reimburse Executive, for all rent, deposits, utilities and all other rent-related items incurred by Executive during the time Executive is employed at the Arizona Location, up to a maximum of $5,000 per month;

(3)           The Company shall provide to Executive a $700.00/month stipend to rent a car during the time Executive is employed at the Arizona Location. In the event Executive decides to ship his car from New Jersey to the Arizona Location, Company shall pay up to $2,000 for such shipping costs, fees and related expenses and will not be responsible for the $700.00/month stipend; and

(4)           The Company shall pay for six (6) airplane tickets for Executive and/or his wife to use for visitation purposes during the time the Executive is employed at the Arizona Location.

(b)           Georgia. After temporarily residing in Arizona for up to three (3) months, it is understood that Executive thereafter will be employed by the Company at its new location in the State of Georgia. (the “Georgia Location”). The Company will provide the following relocation package with respect to the time Executive is employed at the Georgia Location:

(1)           The Company shall pay for all penalties, fees and costs associated with Executive terminating his current lease up to a maximum of $10,000;

(2)           In advance of the Executive beginning working out of the Georgia Location, the Company shall pay for the Executive and his wife to fly to the Georgia Location on two (2) separate trips and the Company shall pay for a hotel for the Executive and his wife for a period not exceeding three (3) nights for each trip to allow for the Executive to locate suitable living arrangements for the period of time Executive is employed at the Georgia Location;

(3)           For a period not exceeding two (2) months, the Company shall pay for all rent, deposits, utilities and all other rent-related items incurred by Executive and his wife once Executive begins employment at the Georgia Location, if necessary, up to a maximum of $5,000 per month;

(4)           The Company shall pay 100% of the transaction costs associated with any home purchase or purchase of any condominium or other, similar unit, such as attorney’s fees, title search fees, filing fees and condominium processing fees. All such non-recurring transaction costs in connection with such purchases will be reimbursed by the Company. This includes the typical purchase closing costs associated with the purchase of a new home, condominium or other, similar unit, but does not include payments at closing of mortgage interest, condominium fees, or property tax adjustments.

(5)           The Company shall reimburse Executive for the reasonable costs, expenses and fees associated with Executive and his wife moving any personalty to the Georgia Location; and

13

(6)           The Company shall reimburse Executive for the reasonable shipping costs, fees and expenses associated with shipping Executive’s car to the Georgia Location.

(c)           Additional Terms. All airplane travel will be coach class, and the hotels selected will be consistent with the Company’s travel and expense reimbursement policies for its executives.

16.         Attorneys’ Fees

The Company will provide to Executive an amount totaling up to $5,000.00 payable towards attorneys’ fees incurred by Executive in reviewing, revising and negotiating this Agreement. Executive shall provide to the Company Executive’s invoice for services rendered in this regard that has been reviewed and approved by Executive, and the Company shall pay Executive’s attorney directly the amount of invoice, up to $5,000, within thirty (30) days after its receipt of the invoice.

17.         Section 409A.

The provisions of this Agreement are intended to comply with or meet an exemption from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any final regulations and guidance promulgated thereunder (“Section 409A”) and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.  The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A.

To the extent that Executive will be reimbursed for costs and expenses or in-kind benefits, except as otherwise permitted by Section 409A, (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; provided that the foregoing clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which you incurred the expense.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement references to a “termination,” “termination of employment” or like terms shall mean Separation from Service.

14

Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii).  Each payment that is made within the terms of the “short-term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule.  Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A, any payment otherwise due to Executive on or within the six (6) month period following Executive’s termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, to the extent required to avoid any adverse tax consequences under Section 409A.  Any remaining payment(s), will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following termination but prior to the six (6) month anniversary of Executive’s termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit, to the extent and in a manner consistent with Section 409A.

18.         Miscellaneous.

(a)           Executive acknowledges that the services to be rendered by him under the provisions of this Agreement are of a special, unique and extraordinary character and that it would be difficult or impossible to replace such services.  Furthermore, the parties acknowledge that monetary damages alone would not be an adequate remedy for any breach by Executive of Section 12 or Section 13 of this Agreement. Accordingly, Executive agrees that any breach by Executive of Section 12 or Section 13 of this Agreement shall entitle the Company, in addition to all other legal remedies available to it, to apply to any court of competent jurisdiction to seek to enjoin such breach. The parties understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, that the unenforceability of any restriction shall not limit the enforceability, in whole or in part, of any other restriction, and that one or more or all of such restrictions may be enforced in whole or in part as the circumstances warrant. In the event that any restriction in this Agreement is more restrictive than permitted by law in the jurisdiction in which the Company seeks enforcement thereof, such restriction shall be limited to the extent permitted by law. The remedy of injunctive relief herein set forth shall be in addition to, and not in lieu of, any other rights or remedies that the Company may have at law or in equity.

(b)           Neither Executive nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Executive hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

15

(c)           During the Term, the Company (i) shall indemnify and hold harmless Executive and his heirs and representatives as, and to the extent, provided in the Company’s bylaws and (ii) shall cover Executive under the Company’s directors’ and officers’ liability insurance on the same basis as it covers other senior executive officers and directors of the Company during the Term and thereafter with respect to acts or omissions that occurred during the Term.

(d)           This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Executive’s employment by the Company (it being understood that the Plan and RSU award agreement shall also apply to RSUs awarded pursuant to Section 7), supersedes all prior understandings and agreements, whether oral or written, between Executive and the Company, and shall not be amended, modified or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(e)           This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective heirs (to the extent that assets or rights of the Executive are transferred to them) and permitted assigns.

(f)            The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g. Federal Express) for overnight delivery to the Company at its principal executive office or to Executive at his address of record in the Company’s records, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof.  Notices shall be deemed given on the sooner of the date actually received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(h)           This Agreement shall be governed by and construed in accordance with the internal laws of the State of Arizona without reference to principles of conflicts of laws and each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the federal and state courts located in the County of Pima, State of Arizona.

(i)            This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but which together shall constitute the same instrument. The parties hereto have executed this Agreement as of the first date set forth above.

16

(j)            Executive represents and warrants to the Company that he or she has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Executive is a party.

(k)           The Company represents and warrants to Executive that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

IN WITNESS WHEREOF, Executive and the Company have caused this Executive Employment Agreement to be executed as of the date first above written.

THE COMPANY:

AUDIOEYE, INC.

By:	/s/ Carr Bettis
	Name:	Carr Bettis
	Title:	Executive Chairman

EXECUTIVE:

/s/ Sachin Barot
Sachin Barot

17